EXHIBIT 10.8

AGREEMENT CONCERNING NON-DISCLOSURE/NON-CIRCUMVENTION

It is understood that this is a Proprietary Information and Non-Competition Agreement with regards to Yann Mellet (“Mellet”) and Sweetskinz, Inc., a Pennsylvania corporation (“Sweetskinz”). Mellet and Sweetskinz shall be sometimes collectively be referred to as “Parties". It is understood further that changes to this Agreement must be in writing and acknowledged by the Parties.

The Agreement contains material restrictions on Mellet’s right to (i) compete with Sweetskinz, or (ii) disclose or use information learned or developed by Mellet through his association with or as an employee of Sweetskinz from the beginning of time through April 4, 2016 (“Term”).

1.	CONSIDERATION

Mellet shall receive 5,123,878 shares of Sweetskinz common stock (“Shares”) as full consideration for this Agreement.

2.	NON-COMPETITION AND NON-SOLICITATION

(a)    In consideration of Sweetskinz’s agreement to provide Mellet with the Shares, Mellet agrees:

(1) to refrain, directly or indirectly, during the Term from accepting business from, doing business with, inducing or soliciting any Sweetksinz customers to whom Mellet rendered any services during the course of Mellet’s employment with Sweeetskinz, to do business with Mellet, or with any other person or entity, in competition with the type of services performed by Mellet for Sweetskinz except on behalf of and as an authorized representative of Sweetskinz.

(2) to refrain, directly or indirectly, during the Term from accepting business from, doing business with or inducing or soliciting, any Sweetskinz vendor who is instrumental in any aspect of the design, development, production or sales of any Sweetskinz product.

(3) to refrain, directly or indirectly, during the Term from having any interest in or association with any business which competes with Sweetskinz pneumatic colorized tire products or any other future Products produced by Sweetskinz. Such entities shall include any related entity in which Mellet or his immediate family is a shareholder, director, officer, employee, partner, proprietor, joint venturer, consultant or otherwise, anywhere worldwide.

(4) any idea, concept, technique, invention, creation, copyrightable or patentable work ("Product") relating to pneumatic colorized tires or other products sold or developed by Sweetskinz, that Mellet is instrumental in creating, developing or producing, or helping to create, develop or produce, during the time that Mellet is employed by Sweetskinz shall be considered owned by Sweetskinz, whether conceived by Mellet individually or jointly, on or off Sweetskinz's premises. Mellet hereby irrevocably assigns such Product to Sweetskinz and authorizes Sweetskinz to execute on Mellet’s behalf such documents as it may deem necessary to confirm and protect its interests therein. However, Mellet may develop products which do not in any material way compete with any Product of Sweeetskinz so long as such development is of no cost to Sweetskinz, is done after “working hours” (defined as 45-hour work week) and does not interfere with Mellet’s responsibilities as the Chief Technology Officer of Sweetskinz.

Mellet acknowledges that this Section 2 is reasonable, among other things, because Sweetskinz anticipates selling its products on all continents of the world and developing relationships with manufacturers, wholesalers and retailers on such continents

3.	CONFIDENTIALITY:

Each Party agrees at all times during the Term to hold in the strictest confidence, and not use, except for the benefit of the Parties or to disclose, transfer or reveal, directly or indirectly to any person or entity any confidential information.

4.	INJUNCTIVE RELIEF:

If Sweetskinz so elects, Sweetskinz shall be entitled, in addition to all other remedies available, including but not limited to actual, compensatory and punitive damages, or to specifically enforce the performance by Mellet and to enjoin the violation by Mellet of any provision hereof. Moreover, the parties hereto acknowledge that the damages suffered by Sweetskinz as a result of any violations of Section 2 by Mellet may be difficult to ascertain and Sweetskinz may not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach by Mellet of Paragraph 2, Sweetskinz shall be entitled to specific enforcement by injunctive relief of Mellet’s obligations to Sweetskinz, without bond and such remedies shall not be deemed to be exclusive of any other remedies available to Sweetskinz, by judicial or arbitral proceedings or otherwise.

The remedies referred to above shall not be deemed to be exclusive of any other remedies available to Sweetskinz, by judicial or arbitral proceedings or otherwise, including to enforce the performance or observation of the covenants and agreements contained in this Agreement.

5.	ATTORNEY’S FEES:

It is agreed that if any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement the successful Party or Parties, as the case may be, shall be entitled to recover reasonable attorney’s fees and other costs incurred in that proceeding in addition to any other relief or judgment to which it may be entitled.

6.	GENERAL:

The obligations under the Agreement are binding upon the heirs, assigns and legal representatives. This Agreement is governed by the laws of Pennsylvania. If any of this Agreement is more restrictive than permitted by law in any jurisdiction in which enforcement is sought, this Agreement will be limited only to the extent necessary to bring this Agreement within the law of such jurisdiction and other provisions of the Agreement will remain in force.

The parties signing below have read and understood this Agreement and agree to its terms and conditions.

April 6, 2006

SWEETSKINZ, INC.

By:  /s/ Andrew Boyland

Andrew Boyland
Chief Executive Officer

/s/ Yann Mellet

Mr. Yann Mellet